Exhibit 99.1

Neogen Announces First-Quarter 2026 Results

•
Revenue of $209.2 million
•
Net Income of $36.3 million; Adjusted Net Income1 of $9.4 million
•
Adjusted EBITDA1 of $35.5 million
•
Completed divestiture of Cleaners & Disinfectants business, repaid $100.0 million of debt
•
Welcomed Mike Nassif as Chief Executive Officer and President, effective August 11
•
Restructuring actions taken at the end of September to right-size the cost base
•
Reaffirming full-year outlook

1 Non-GAAP financial measures; see explanations and reconciliations that follow

LANSING, Mich., October 9, 2025 – Neogen Corporation (NASDAQ: NEOG) announced today the results of the first quarter ended August 31, 2025.

“I see tremendous opportunity ahead to leverage Neogen’s strong, longstanding leadership in food and animal safety,” said Mike Nassif, Neogen’s Chief Executive Officer and President. Few companies are as well-positioned as we are to help shape a safer, healthier world through a dedicated focus on these important end markets. Our employees are passionate, and our customers value the solutions and expertise we have to offer. That said, recent performance has been hampered by execution challenges which we are tackling head-on with a sharpened emphasis on commercial excellence, renewed innovation and a leaner cost structure. We recently implemented company-wide cost initiatives, which included the difficult decision to reduce headcount across the organization. These steps will fuel margin growth and give us the ability to strategically reinvest in high-potential areas. With this disciplined approach, I’m confident we can deliver compelling innovation for our customers, significantly improved financial performance and a fulfilling experience for our dedicated workforce, creating a path to sustainable value creation for our shareholders.”

Financial and Business Highlights

Revenues for the first quarter were $209.2 million, a decrease of 3.6% compared to $217.0 million in the prior year. Core revenue, which excludes the impacts of foreign currency translation, as well as divestitures completed and product lines discontinued in the last 12 months, increased by 0.3%. Divestitures and discontinued product lines represented a 4.4% negative impact, while foreign currency had a positive impact of 0.5%.

Net income for the first quarter was $36.3 million, or $0.17 per diluted share, compared to a net loss of $12.6 million, or $(0.06) per diluted share, in the prior-year period. Net income in the current period was higher compared to the prior year period due to a non-cash gain on the sale of the Company's global Cleaners and Disinfectants business. Adjusted Net Income for the first quarter was $9.4 million, or $0.04 per diluted share, compared to$14.4 million, or $0.07 per diluted share, in the prior-year period, with the decline driven primarily by the lower level of operating income.

Gross margin, expressed as a percentage of sales, was 45.4% in the first quarter of fiscal 2026. This compares to a gross margin of 48.4% in the same quarter a year ago, with the decrease primarily due to integration related costs, the majority of which were associated with the Company’s relocated production of sample collection products, as well as lower revenue and the cost of tariffs. Excluding the integration costs, first-quarter gross margin was 49.5%.

First-quarter Adjusted EBITDA was $35.5 million, representing an Adjusted EBITDA Margin of 17.0%, compared to $43.7 million and a margin of 20.1% in the prior-year period. The lower Adjusted EBITDA Margin was primarily the result of the decline in gross margin and a higher level of operating expenses.

Food Safety Segment

Revenues for the Food Safety segment were $152.1 million in the first quarter, a decrease of 4.6% compared to $159.3 million in the prior year, consisting of a 1.7% core revenue decline, a 3.7% negative impact from divestitures and discontinued product lines, and a positive foreign currency impact of 0.8%. The segment's strongest core revenue growth was in the Bacterial & General Sanitation product category, which benefited from higher sales in pathogen detection products. In the Company’s Indicator Testing, Culture Media & Other product category, solid growth in food quality and nutritional analysis, and sample collection products was offset by a decline in sales of Petrifilm, largely the result of channel inventory rebalancing related to switching distributors in Asia and the normalization of buying patterns at a distributor in the U.S. Sales of Petrifilm out of the distribution channel in the U.S., the product line's largest market, showed solid growth in the first quarter. Within the Natural Toxins & Allergens product category, modest growth in allergens was offset by a decline in sales of natural toxin test kits.

Animal Safety Segment

Revenues for the Animal Safety segment were $57.1 million in the first quarter, a decrease of 0.8% compared to $57.6 million in the prior year, consisting of a 5.8% core revenue increase, a 6.4% headwind from divestitures and discontinued product lines and negative foreign currency impact of 0.2%. The segment’s core revenue growth was led by the Animal Care & Other product category, with higher sales of biologics and wound care products. Growth in the Life Sciences product category was driven by higher sales of substrates and reagents, while the Biosecurity product category benefited from strong growth of insect control products. In the Company’s Veterinary Instruments & Disposables product category, lower revenue was primarily driven by a decline in sales of needles and syringes.

On a global basis, the Company’s Genomics business returned to positive core revenue growth, which was in the mid-single-digit range in the first quarter. Solid growth in bovine and other markets was partially offset by a decline in the companion animal market.

Liquidity and Capital Resources

As of August 31, 2025, the Company had total cash and cash equivalents of $138.9 million and total outstanding debt of $800.0 million, as well as committed borrowing headroom of $201.5 million. The Company used net proceeds from the July closing of the Cleaners & Disinfectants divestiture to repay $100 million of outstanding debt in the first quarter.

Fiscal Year 2026 Outlook

The Company is reaffirming its full-year outlook for fiscal year 2026. Revenue is anticipated to be in the range of $820 million to $840 million and Adjusted EBITDA is expected to be in the range of $165 million to $175 million. Capital expenditures are expected to total approximately $50 million.

Conference Call and Webcast

Neogen Corporation will host a conference call today at 8:00 a.m. Eastern Time to discuss the Company’s financial results. The live webcast of the conference call and accompanying presentation materials can be accessed through Neogen’s website at neogen.com/investor-relations. For those unable to access the webcast, the conference call can be accessed by dialing 1-800-549-8228 (North America) or (+1) 646-564-2877 (International) and requesting the Neogen Corporation First Quarter 2026 Earnings Call (conference ID 49915). A replay of the conference call and webcast will be available shortly following the conclusion of the call, and can be accessed domestically or internationally by dialing 1-888-660-6264 or (+1) 646-517-3975, respectively, and providing the entry code 49915#, or through Neogen’s Investor Relations website at neogen.com/investor-relations.

About Neogen

Neogen Corporation is committed to fueling a brighter future for global food security through the advancement of human and animal well-being. Harnessing the power of science and technology, Neogen has developed comprehensive solutions spanning the Food Safety, Livestock, and Pet Health & Wellness markets. A world leader in these fields, Neogen has a presence in over 140 countries with a dedicated network of scientists and technical experts focused on delivering optimized products and technology for its customers.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the company’s most recently filed Form 10-K.

NEOGEN CORPORATION

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except share amounts)

	Three months ended August 31,
	2025	2024
Revenue
Food Safety	$152,050	$159,345
Animal Safety	57,139	57,619
Total revenue	209,189	216,964
Cost of revenues	114,219	112,038
Gross profit	94,970	104,926
Operating expenses
Sales & marketing	45,048	45,799
Administrative	60,888	51,671
Research & development	5,125	5,199
Total operating expenses	111,061	102,669
Operating loss (income)	(16,091)	2,257
Interest expense, net	(15,524)	(17,622)
Gain on sale of business	76,390	—
Other, net	(967)	(244)
Income (Loss) Before Taxes	43,808	(15,609)
Income Tax Expense (Benefit)	7,470	(3,000)
Net Income (Loss)	$36,338	$(12,609)
Net Earnings (Loss) Per Diluted Share	$0.17	$(0.06)
Shares to calculate per share amount	217,334,926	216,695,348

NEOGEN CORPORATION

UNAUDITED CONSOLIDATED BALANCE SHEET

(In thousands, except share amounts)

	August 31, 2025	May 31, 2025
Assets
Current Assets
Cash and cash equivalents	$138,883	$129,004
Accounts receivable, net of allowance of $5,403 and $5,397	138,459	153,384
Inventories, net of reserves of $16,865 and $16,483	193,414	190,859
Assets held for sale	—	50,402
Prepaid expenses and other current assets	53,304	53,288
Total Current Assets	524,060	576,937
Net Property and Equipment	345,893	339,131
Other Assets
Right of use assets	16,994	17,152
Goodwill	1,065,889	1,064,902
Amortizable intangible assets, net	1,389,141	1,410,485
Other non-current assets	36,179	35,229
Total Assets	$3,378,156	$3,443,836
Liabilities and Stockholders’ Equity
Current Liabilities
Current portion of debt	$—	$19,301
Accounts payable	76,596	79,605
Accrued compensation	20,273	14,134
Income tax payable	9,449	5,599
Accrued interest	3,556	11,078
Deferred revenue	5,824	5,558
Liabilities held for sale	—	6,556
Other current liabilities	30,507	32,180
Total Current Liabilities	146,205	174,011
Deferred Income Tax Liability	277,253	280,907
Non-current debt	792,530	874,810
Other non-current liabilities	43,519	42,854
Total Liabilities	1,259,507	1,372,582
Commitments and Contingencies
Equity
Preferred stock, $1.00 par value, 100,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.16 par value, 315,000,000 shares authorized, 217,298,626 and 217,044,098 shares issued and outstanding	34,768	34,728
Additional paid-in capital	2,607,452	2,601,848
Accumulated other comprehensive loss	(23,485)	(28,898)
Accumulated deficit	(500,086)	(536,424)
Total Stockholders’ Equity	2,118,649	2,071,254
Total Liabilities and Stockholders’ Equity	$3,378,156	$3,443,836

NEOGEN CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three months ended August 31,
	2025	2024
Cash Flows provided by (used for) Operating Activities
Net income (loss)	$36,338	$(12,609)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	29,055	29,800
Deferred income taxes	(5,830)	(9,119)
Share-based compensation	4,962	3,982
Loss on disposal of property and equipment	699	77
Amortization of debt issuance costs	539	860
Loss on refinancing and extinguishment of debt	393	—
Gain on sale of business	(76,390)	—
Other	(382)	(261)
Change in operating assets and liabilities:
Accounts receivable, net	17,607	4,796
Inventories, net	(1,958)	(9,939)
Prepaid expenses and other current assets	1,239	(1,733)
Accounts payable and accrued liabilities	14,169	(15,881)
Interest expense accrual	(7,521)	(7,431)
Change in other non-current assets and non-current liabilities	(2,067)	(456)
Net Cash provided by (used for) Operating Activities	10,853	(17,914)
Cash Flows provided by (used for) Investing Activities
Purchases of property, equipment and other non-current intangible assets	(24,002)	(38,433)
Proceeds from the maturities of marketable securities	—	325
Proceeds from sale of business, net of cash divested	121,724	—
Proceeds from the sale of property and equipment and other	3	4,446
Net Cash provided by (used for) Investing Activities	97,725	(33,662)
Cash Flows (used for) provided by Financing Activities
Exercise of stock options and issuance of employee stock purchase plan shares	905	1,077
Tax payments related to share-based awards	(223)	—
Repayment of finance lease	(75)	—
Repayment of outstanding debt	(100,000)	(98)
Net Cash (used for) provided by Financing Activities	(99,393)	979
Effects of Foreign Exchange Rate on Cash	694	463
Net Increase (Decrease) in Cash and Cash Equivalents	9,879	(50,134)
Cash and Cash Equivalents, Beginning of Year	129,004	170,611
Cash and Cash Equivalents, End of Year	$138,883	$120,477

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, which management believes are useful to investors, securities analysts and other interested parties. Management uses Adjusted EBITDA as a key profitability measure. This is a non-GAAP measure that represents EBITDA before certain items that impact comparison of the performance of our business, either period-over-period or with other businesses. Adjusted EBITDA Margin is Adjusted EBITDA for a particular period expressed as a percentage of revenues for that period.

Management uses Adjusted Net Income as an additional measure of profitability. Adjusted Net Income is a non-GAAP measure that represents net income before certain items that impact comparison of the performance of our business, either period-over-period or with other businesses.

Core revenue growth is a non-GAAP measure that represents net sales for the period excluding the effects of foreign currency translation rates and the impacts of acquisitions and discontinued product lines, where applicable. Core revenue growth is presented to allow for a meaningful comparison of year-over-year performance without the volatility caused by foreign currency translation rates, or the incomparability that would be caused by the impact of an acquisition, disposal or product line discontinuation.

These non-GAAP financial measures should be considered only as supplemental to, and not as superior to, financial measures prepared in accordance with GAAP. Please see below for a reconciliation of historical non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP.

NEOGEN CORPORATION

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(In thousands)

	Three months ended August 31,
	2025	2024
Net income (loss)	$36,338	$(12,609)
Income tax expense (benefit)	7,470	(3,000)
Depreciation and amortization	29,055	29,800
Interest expense, net	15,524	17,622
EBITDA	$88,387	$31,813
Share-based compensation	4,962	3,982
FX transaction loss (gain) on loan and other revaluation (1)	35	(320)
Transaction costs (2)	2,914	553
3M integration costs (3)	335	3,284
Sample collection transition and ramp up costs (4)	6,030	948
Petrifilm duplicate startup costs (5)	2,045	27
Transformation initiatives and related costs (6)	5,902	310
Restructuring (7)	333	370
ERP expense (8)	569	1,835
Gain on sale of business	(76,390)	—
Other	347	912
Adjusted EBITDA	$35,469	$43,714
Adjusted EBITDA margin (% of sales)	17.0%	20.1%

(1)
Net foreign currency transaction (gain) loss associated with the revaluation of foreign-currency-denominated intercompany loans.
(2)
Includes legal, accounting, tax and other related consulting costs associated with corporate transactions and capital structure initiatives.
(3)
Includes costs associated with 3M transition agreements and related integration costs.
(4)
Includes costs associated with transitioning off the 3M transition contract manufacturing agreement and ramp-up costs associated with our sample collection product line.
(5)
Duplicate costs associated with the startup of Petrifilm manufacturing.
(6)
Includes consulting and other costs, including severance, associated with transformation initiatives.
(7)
Severance, non-cash impairment, and other related exit costs primarily associated with a reduction in our global genomics business and consolidation of certain facilities.
(8)
Expenses related to ERP implementation.

NEOGEN CORPORATION

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(In thousands)

	Three months ended August 31,
	2025	2024
Net income (loss)	$36,338	$(12,609)
Amortization of acquisition-related intangibles	22,486	23,138
Share-based compensation	4,962	3,982
FX transaction loss (gain) on loan and other revaluation (1)	35	(320)
Transaction costs (2)	2,914	553
3M integration costs (3)	335	3,284
Sample collection transition and ramp up costs (4)	6,030	948
Petrifilm duplicate startup costs (5)	2,045	27
Transformation initiatives and related costs (6)	5,902	310
Restructuring (7)	333	370
ERP expense (8)	569	1,835
Gain on sale of business	(76,390)	—
Other	347	912
Estimated tax effect of above adjustments (9)	3,541	(8,052)
Adjusted Net Income	$9,447	$14,378
Adjusted Earnings Per Share	$0.04	$0.07

(1)
Net foreign currency transaction loss (gain) associated with the revaluation of foreign-currency-denominated intercompany loans.
(2)
Includes legal, accounting, tax and other related consulting costs associated with corporate transactions and capital structure initiatives.
(3)
Includes costs associated with 3M transition agreements and related integration costs.
(4)
Includes costs associated with transitioning off the 3M transition contract manufacturing agreement and ramp-up costs associated with our sample collection product line.
(5)
Duplicate costs associated with the startup of Petrifilm manufacturing.
(6)
Includes consulting and other costs, including severance, associated with transformation initiatives.
(7)
Severance, non-cash impairment, and other related exit costs primarily associated with a reduction in our global genomics business and consolidation of certain facilities.
(8)
Expenses related to ERP implementation.
(9)
Tax effect of adjustments is calculated using projected effective tax rates for each applicable item.

NEOGEN CORPORATION

RECONCILIATION OF GROWTH TO CORE GROWTH

(In thousands)

	Q1 FY26	Q1 FY25	Growth	Foreign Currency	Acquisitions / Divestitures	Core Revenue Growth
Food Safety	$152,050	$159,345	(4.6%)	0.8%	(3.7%)	(1.7%)
Animal Safety	57,139	57,619	(0.8%)	(0.2%)	(6.4%)	5.8%
Total Neogen	$209,189	$216,964	(3.6%)	0.5%	(4.4%)	0.3%

Source: Neogen Corporation

Contact

Bill Waelke

(517) 372-9200

ir@neogen.com